EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them as a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Magellan Petroleum Corporation

IN WITNESS WHEREOF, the undersigned hereby executed this Agreement this 11th day of September 2008.

Date: September 11, 2008
ANS INVESTMENTS LLC
	By:	/s/ Jonah M. Meer
By: Jonah Meer
Title: Chief Executive Officer

By:	/s/ Jonah M. Meer
Jonah M. Meer